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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                                                                February 6, 1997

Norwest Asset Securities Corporation
7485 New Horizon Way
Frederick, Maryland 21703

    Re: Mortgage Pass-Through Certificates

Gentlemen:
  We have acted as your counsel in connection with the Registration Statement
(File No. 333-[    ]) to be filed with the Securities and Exchange Commission
(the "Commission") on the date hereof, pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement covers Mortgage Pass-Through Certificates ("Certificates") to be sold by Norwest Asset Securities Corporation ("NASCOR") in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pool-ing and servicing agreement (each, a "Pooling and Servicing Agreement") among NASCOR, a trustee to be identified in the Prospectus Supplement for such Series of Certificates (a "Trustee"), and Norwest Bank Minnesota, National Associa-tion, as master servicer (the "Master Servicer"). A form of Pooling and Servic-ing Agreement is included as a Exhibit to the Registration Statement. Capital-ized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

  We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records of NASCOR, and such public documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.

  Based on the foregoing, we are of the opinion that:
  1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by NASCOR, a Trustee and the Master Servicer, such Pooling and Servicing Agreement will constitute a valid and legally binding agreement of NASCOR, en-forceable against NASCOR in accordance with its terms, subject to appli-cable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of rights of creditors generally and to gen-eral principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and
  2. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by NASCOR, a Trustee and the Master Servicer, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contem-plated in the Registration Statement, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

  We hereby consent to the filing of this letter as an Exhibit to the Registra-tion Statement and to the reference to this firm under the heading "Legal Mat-ters" in the Prospectus forming a part of the Registration Statement. This con-sent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                      Very truly yours,